Exhibit 99.1

HUMAN GENOME SCIENCES, INC.
14200 Shady Grove Road, Rockville, Maryland 20850

HGS
FOR IMMEDIATE RELEASE
CONTACTS:
Jerry Parrott
Vice President, Corporate Communications
301-315-2777
Kate de Santis
Director, Investor Relations
301-251-6003
HUMAN GENOME SCIENCES ANNOUNCES 2008 GOALS AND REPORTS SUBSTANTIAL PROGRESS TOWARD
COMMERCIALIZATION AT JPMORGAN HEALTHCARE CONFERENCE
- Three late-stage products moving rapidly toward commercialization:
Albuferon® for hepatitis C, LymphoStat-B® for lupus and ABthrax™ for inhalation anthrax -
- Accelerating development of novel targeted cancer therapies; TRAIL receptor antibodies and small-molecule IAP inhibitors to be developed separately and in combination -
- Products in GSK pipeline continue to advance -
ROCKVILLE, Maryland – January 7, 2008 – Human Genome Sciences, Inc. (Nasdaq: HGSI) will announce its priority goals for 2008 and report on the Company’s progress toward commercialization during a presentation by H. Thomas Watkins, President and Chief Executive Officer, to financial analysts and investors at the 26th Annual JPMorgan Healthcare Conference in San Francisco on Wednesday, January 9.
“We are performing on plan in every major respect. 2007 was a year of great progress for HGS, as we executed well across all areas of our business,” said H. Thomas Watkins, President and Chief Executive Officer, HGS. “We are poised for the market. In 2008, we expect to accomplish additional key milestones in our transformation into a commercial enterprise. Phase 3 trials of Albuferon for hepatitis C and LymphoStat-B for lupus are well underway. We expect to have our first Phase 3 data for Albuferon in late 2008. We expect to complete enrollment in the Phase 3 trials of LymphoStat-B by fall 2008. The pivotal efficacy studies of ABthrax have demonstrated a dramatic and significant survival benefit in the treatment of inhalation anthrax, and we are on track to begin delivery of ABthrax to the Strategic National Stockpile by fall 2008. Our cash position remains strong and we are making substantial progress toward commercialization.”

Exhibit 99.1
Mr. Watkins also pointed to the strategic importance of the promising clinical pipeline that follows right behind the Company’s three late-stage products. “We are committed to building a company that achieves commercial success and sustainable growth well into the future,” he said. “We believe that our future growth will be ensured by investing now in our mid- and early-stage pipeline. With the licensing and collaboration agreement we announced with Aegera Therapeutics in December 2007, we have significantly enhanced the value of our oncology franchise. Both the TRAIL receptor antibodies and the Aegera IAP inhibitors are highly targeted approaches that selectively cause cancer cells to die through apoptosis, or programmed cell death. We look forward to developing them in combination with one another and in combination with other therapeutic agents.”
During his presentation on January 9, Mr. Watkins will discuss the following 2008 goals and updates on progress.
LATE-STAGE PRODUCTS
Albuferon®: First Phase 3 Data Expected by Year-End 2008
In 2007, HGS completed enrollment ahead of schedule in both Phase 3 clinical trials of Albuferon (albinterferon alfa-2b) in combination with ribavirin in treatment-naive patients with chronic hepatitis C — ACHIEVE 1 in genotype 1 patients and ACHIEVE 2/3 in genotypes 2 and 3 patients. HGS expects to have data from ACHIEVE 2/3 available by the end of 2008, and all Phase 3 data available by spring 2009 to support global marketing authorization applications by fall 2009. Albuferon is being developed by HGS and Novartis under an exclusive worldwide co-development and commercialization agreement entered into in June 2006.
At the doses being studied in Phase 3, Albuferon requires half as many injections as Pegasys (peginterferon alfa-2a). Final Phase 2b results in treatment-naive patients, presented in November 2007 at the Annual Meeting of the American Association for the Study of Liver Diseases (AASLD), demonstrated that Albuferon provided efficacy at least comparable to Pegasys, with comparable safety and the potential for less impairment of health-related quality of life on treatment and fewer lost days of work.
“Market research tells us that the Albuferon product profile that has emerged from Phase 2 results supports a leading share position in the interferon segment of the hepatitis C market if these results are confirmed in Phase 3,” said Mr. Watkins. “In addition, we have a solid opportunity to follow on with a monthly schedule at a higher dose after our initial launch of Albuferon dosed every two weeks. We believe that Albuferon will become the interferon of choice in combination regimens for the treatment of chronic hepatitis C.”
The key goals for Albuferon in 2008 are:
•	To have data available from ACHIEVE 2/3, the Phase 3 trial in genotypes 2 and 3 patients, by year-end 2008.

•	To continue progress in ACHIEVE 1, the Phase 3 trial in genotype 1 patients, with final data expected by spring 2009 to support filing of global marketing authorization applications by fall 2009.

LymphoStat-B®: Completion of Phase 3 Enrollment Expected by Fall 2008; Phase 3 Data Expected in 2009
Enrollment is progressing in both Phase 3 clinical trials of LymphoStat-B (belimumab) in patients with active systemic lupus erythematosus (SLE). HGS now expects to complete enrollment of BLISS-76 and BLISS-52 by fall 2008 and to have Phase 3 data available in 2009. LymphoStat-B is being developed by HGS and GlaxoSmithKline (GSK) under a definitive co-development and commercialization agreement entered into in August 2006.
In November 2007, Phase 2 results were presented at the Annual Scientific Meeting of the American College of Rheumatology (ACR), which demonstrated that LymphoStat-B achieved a sustained improvement in disease activity across multiple clinical measures, decreased the frequency of disease flares over time, and was generally well tolerated through 2.5 years on treatment in combination with standard of care in patients with active SLE. The results through 2.5 years confirm and extend the data presented at previous scientific meetings at earlier time points, including a significant reduction in SLE disease activity as measured by the response rate chosen as the primary efficacy endpoint of the Phase 3 trials.
“If the Phase 2 results are confirmed in our ongoing Phase 3 trials, LymphoStat-B will represent a breakthrough for patients with SLE,” said Mr. Watkins. “LymphoStat-B has the potential to offer a significant and durable reduction in disease activity beyond that achievable with current standard of care alone. Patients with SLE are in great need of newer and better treatment options, and demand for LymphoStat-B should be high if it becomes available commercially.”
The key goals for LymphoStat-B in 2008 are:
•	To complete the enrollment of both Phase 3 trials, BLISS-76 and BLISS-52, by fall 2008 with Phase 3 data expected in 2009.
•	To present results through four years of LymphoStat-B therapy in the ongoing Phase 2 continuation trial at appropriate scientific meetings in 2008.
•	To initiate a Phase 2 trial of LymphoStat-B with subcutaneous administration by summer 2008.
•	To complete the production of cGMP conformance lots.
ABthrax™: Submission of Final Data Package Expected by Mid-2008 to Support Authorization of Delivery to Strategic National Stockpile; Delivery to Begin by Fall 2008
HGS reported in December 2007 that it has demonstrated a statistically significant survival benefit for ABthrax (raxibacumab) in the treatment of inhalation anthrax in two animal species, which is the requirement for establishing the efficacy of new drugs used to counter bioterrorism. ABthrax, a human monoclonal antibody that specifically targets and blocks the deadly effects of anthrax toxins after they are released by the bacteria into the blood, is being developed under contract with the Biomedical Advanced Research and Development Authority (BARDA) of the U.S. Department of Health and Human Services (HHS).
In June 2006, the U.S. Government exercised its option to purchase 20,000 doses of ABthrax for the Strategic National Stockpile. The purchase award was made under the Project BioShield Act of 2004, which is designed to accelerate the development, purchase and availability of medical countermeasures for the Stockpile. HGS expects to receive $165 million in revenue from the award, with approximately 70% to come in 2008, as the Company begins to deliver ABthrax. HGS is also working closely with HHS, FDA and CDC to complete the additional laboratory and clinical testing required to support the filing of a Biologics License Application (BLA) in 2009.
“We believe that ABthrax offers a significant step forward in the treatment of inhalation anthrax, and could play an important role in strengthening America’s arsenal against bioterrorism,” said Mr. Watkins. “The most challenging scientific work is now behind us. We have demonstrated the efficacy of ABthrax in multiple therapeutic and prophylactic animal models of inhalation anthrax. We have demonstrated that it was generally safe and well tolerated in two clinical trials to date in healthy adults. We have completed conformance lots and are currently manufacturing ABthrax on schedule to begin delivery to the Stockpile by fall 2008.”
The key goals for ABthrax in 2008 are:
•	To submit the final data package to FDA and BARDA by mid-2008, to support authorization of delivery to the Stockpile.
•	To complete cGMP production of ABthrax for delivery to the Stockpile beginning fall 2008.
•	To initiate the larger confirmatory human safety study by spring 2008, to support the filing of a BLA in 2009.
ONCOLOGY PRODUCTS
HGS has pioneered the development of highly targeted antibody therapies for cancer based on the TRAIL receptor apoptotic pathway. HGS-ETR1 (mapatumumab) and HGS-ETR2 (lexatumumab) specifically bind to the TRAIL receptor-1 and TRAIL receptor-2 proteins, respectively, and cause them to induce programmed cell death, or apoptosis, in cancer cells. HGS-ETR1 is the most advanced of all the products in development that target the TRAIL pathway.
In December 2007, HGS and Aegera Therapeutics Inc. completed a licensing and collaboration agreement under which HGS has acquired exclusive worldwide rights (excluding Japan) to develop and commercialize AEG40826 and other small-molecule inhibitors of IAP (inhibitor of apoptosis) proteins in oncology. When IAP proteins are over-expressed in cancer cells, they can help cancer cells resist apoptosis and resume growth and proliferation. The IAP inhibitors are a novel class of compounds that block the activity of IAP proteins, thus allowing apoptosis to proceed and causing the cancer cells to die.
HGS plans to develop its TRAIL receptor antibodies and IAP inhibitors in combination with one another and in combination with other therapeutic agents.
TRAIL Receptor Antibodies: Data from Phase 2 Combination Trial of HGS-ETR1 in Multiple Myeloma Expected by Mid-2008
HGS-ETR1 has moved to a critical proof-of-concept phase in which HGS is conducting randomized Phase 2 chemotherapy combination trials. The first of these trials is evaluating HGS-ETR1 in combination with Velcade (bortezomib) in advanced multiple myeloma. Multiple myeloma is a cancer of the plasma cells in bone marrow and accounts for about 10 percent of all hematologic cancers. HGS expects to have data available from the multiple myeloma trial by mid-2008. GSK has exercised its option under a June 1996 agreement to develop and commercialize HGS-ETR1 jointly with HGS.

In December 2007, HGS initiated dosing of patients in a randomized Phase 2 trial of HGS-ETR1 in combination with paclitaxel and carboplatin as first-line therapy in patients with advanced non-small cell lung cancer (NSCLC). NSCLC accounts for approximately 75-80% of all lung cancers and is currently the leading cause of cancer death in developed countries in both men and women. The NSCLC trial will continue the enrollment and randomization of patients throughout 2008.
AEG40826 and Small-Molecule IAP Inhibitors: AEG40826 to Enter Clinical Development Early in 2008
The HGS TRAIL receptor antibodies and small-molecule IAP inhibitors represent two different highly targeted approaches targeting different points in the apoptosis pathway. Each is able to cause cancer cells to die selectively.
In the months leading up to the agreement with Aegera Therapeutics at the end of 2007, HGS scientists conducted preclinical studies of AEG40826 in combination with the Company’s TRAIL receptor antibodies. The results demonstrated dramatic synergistic activity against a number of cancer types, including prostate, breast, esophageal, colorectal and non-small cell lung cancer. Preclinical studies also show that AEG40826 has significant anti-tumor activity alone and in combination with other anti-cancer agents in a broad range of cancers.
HGS expects to initiate a Phase 1 clinical trial of AEG40826 early in 2008. In addition, HGS will work collaboratively with Aegera to develop additional IAP inhibitors as backup compounds to AEG40826 to ensure that the optimal product candidates in this new class of compounds are advanced to development.
Key goals for the HGS oncology pipeline in 2008 are:
•	To have data available by mid-2008 from the randomized Phase 2 chemotherapy combination trial of HGS-ETR1 in multiple myeloma.
•	To continue, throughout 2008, the enrollment and randomization of patients in the Phase 2 chemotherapy combination trial of HGS-ETR1 in non-small cell lung cancer, with completion of enrollment expected by spring 2009.
•	To initiate a Phase 1 clinical trial of the IAP inhibitor AEG40826 early in 2008.
PRODUCTS IN GSK PIPELINE
HGS believes that 2008 will be a pivotal year for products in the GSK clinical development pipeline to which HGS has certain rights: darapladib, an Lp-PLA2 inhibitor for atherosclerosis; and Syncria® (albiglutide) an albumin-fusion protein for diabetes. Darapladib is a small-molecule drug discovered by GSK based on HGS technology. HGS will receive a 10% royalty on worldwide sales if darapladib is commercialized, and also has a 20% co-promotion option in North America and Europe. Syncria was created by HGS and licensed to GSK in late 2004. HGS is entitled to fees and milestone payments, some of which have already been received, that could amount to as much as $183 million, in addition to royalties on worldwide sales if Syncria is commercialized. The third product in the GSK clinical pipeline is GSK 649868, a small-molecule orexin antagonist for sleep disorders. Like darapladib, it was discovered by GSK based on HGS technology.

Darapladib: Presentation of Phase 2 Results Expected in 2008; Phase 3 Decision Possible in 2008
Darapladib is a small-molecule inhibitor of lipoprotein-associated phospholipase-A2 (Lp-PLA2), an enzyme associated with the formation of atherosclerotic plaques and identified in clinical trials as an independent risk factor for coronary heart disease and ischemic stroke. GSK is developing darapladib as a treatment for atherosclerosis. Darapladib has the potential to be an important treatment for the prevention of cardiovascular risk.
HGS expects that the results of two GSK clinical trials of darapladib will be presented in 2008:
•	A Phase 2 multi-center, randomized, double-blind, placebo-controlled, dose-ranging study was conducted in 920 patients with coronary artery disease to evaluate whether darapladib produces sustained inhibition of plasma Lp-PLA2 activity, to explore its effects on other circulating biomarkers associated with cardiovascular risk, and to evaluate darapladib’s pharmacokinetics, safety and tolerability over 12 weeks of once-daily oral dosing.
•	A Phase 2/3 imaging trial of darapladib known as IBIS-2 (Integrated Biomarker and Imaging Study 2) was conducted in 330 patients with angiographically-documented coronary artery disease who were receiving standard care. IBIS-2 was an international, multi-center, randomized, double-blind, placebo-controlled exploratory study with a treatment period of one year. The study was designed to assess the impact of darapladib on arterial plaque composition. IBIS-2 also measured endothelial plaque volume and circulating biomarkers, as well as evaluating safety and tolerability.
HGS believes it is possible that GSK will reach a decision regarding whether to advance darapladib to Phase 3 development in 2008.
Syncria®: Presentation of Phase 2b Results Expected in 2008; Phase 3 Decision Possible in 2008
Syncria (albiglutide) is a novel long-acting form of GLP-1 (glucagon-like peptide 1) created by HGS using its proprietary albumin-fusion technology. Syncria is generated from the genetic fusion of human albumin and GLP-1, a peptide hormone that acts throughout the body to help maintain normal blood sugar levels and to control appetite. GSK is developing Syncria as a treatment for type 2 diabetes mellitus. It is estimated that more than 20 million adults and children in the United States have type 2 diabetes, approximately 30% of them undiagnosed.
In May 2007, GSK initiated a Phase 2b multi-center, randomized, double-blind, placebo-controlled, dose-ranging clinical trial to evaluate the efficacy, safety and tolerability of multiple doses and treatment regimens of Syncria in patients with type 2 diabetes who are either taking no diabetes medication or taking metformin only. The treatment period is 16 weeks with an additional 10 weeks of follow-up. As a comparison, one group of patients is receiving Byetta (exenatide).
HGS believes that the results of the Phase 2b trial of Syncria will be presented in 2008, and that it is possible that GSK will reach a decision regarding whether to advance Syncria to Phase 3 development in 2008.

FINANCIAL GUIDANCE
During his presentation to the JPMorgan Healthcare Conference, Mr. Watkins will present the following guidance regarding the financial results expected by HGS for the full year 2007 and for 2008:
•	Excluding the impact of the recently announced transaction with Aegera Therapeutics Inc., 2007 net cash burn will be approximately $160 million, in line with previous guidance. Including payments of $20 million made to Aegera Therapeutics Inc., total 2007 net cash burn will be approximately $180 million.
•	HGS expects 2008 net cash burn of $180-200 million, including an estimated $10 million related to development of the IAP inhibitor AEG40826.
•	Revenue is expected to increase from $40 million in 2007 to $160 million or higher in 2008, including $100-120 million from ABthrax product sales in late 2008.
•	HGS expects cash and investments at year-end 2008 to total $400-420 million, compared with approximately $600 million at the end of 2007.
PRESENTATION TO BE WEBCAST
Mr. Watkins’ presentation to the 26th Annual JPMorgan Healthcare Conference will be webcast and may be accessed at www.hgsi.com. The presentation is scheduled to begin on January 9, 2007, at 7:30 AM Pacific or 10:30 AM Eastern time. Investors interested in listening to the live webcast should log on before the presentation begins in order to download any software required. The archive of the presentation will be available for several days.
ABOUT HUMAN GENOME SCIENCES
The mission of HGS is to apply great science and great medicine to bring innovative drugs to patients with unmet medical needs.
The HGS clinical development pipeline includes novel drugs to treat hepatitis C, lupus, anthrax disease, cancer and other immune-mediated diseases. The Company’s primary focus is rapid progress toward the commercialization of its two key lead drugs, Albuferon® (albinterferon alfa-2a) for hepatitis C and LymphoStat-B® (belimumab) for lupus. Phase 3 clinical trials of both drugs are ongoing.
ABthrax™ (raxibacumab) is in late-stage development for the treatment of anthrax disease, and the Company is on track to begin the delivery in 2008 of 20,000 doses of ABthrax to the Strategic National Stockpile under a contract entered into with the U.S. Government in June 2006. Other HGS drugs in clinical development include two TRAIL receptor antibodies for the treatment of cancer. AEG40826, a small-molecule antagonist of IAP (inhibitor of apoptosis) proteins, is expected to enter Phase 1 clinical trials for the treatment of cancer in early 2008.
For more information about HGS, please visit the Company’s web site at www.hgsi.com. Health professionals or patients interested in Albuferon clinical trials or other studies involving HGS products may inquire via the “Contact Us” section of the Company’s web site, www.hgsi.com/products/request.html, or by calling (301) 610-5790, extension 3550.
HGS, Human Genome Sciences, ABthrax, Albuferon and LymphoStat-B are trademarks of Human Genome Sciences, Inc.

SAFE HARBOR STATEMENT
This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements are based on Human Genome Sciences’ current intent, belief and expectations. These statements are not guarantees of future performance and are subject to certain risks and uncertainties that are difficult to predict. Actual results may differ materially from these forward-looking statements because of the Company’s unproven business model, its dependence on new technologies, the uncertainty and timing of clinical trials, the Company’s ability to develop and commercialize products, its dependence on collaborators for services and revenue, its substantial indebtedness and lease obligations, its changing requirements and costs associated with facilities, intense competition, the uncertainty of patent and intellectual property protection, the Company’s dependence on key management and key suppliers, the uncertainty of regulation of products, the impact of future alliances or transactions and other risks described in the Company’s filings with the Securities and Exchange Commission. In addition, the Company will continue to face risks related to animal and human testing, to the manufacture of ABthrax and to FDA concurrence that ABthrax meets the requirements of the ABthrax contract. If the Company is unable to meet the product requirements associated with the ABthrax contract, the U.S. government will not be required to reimburse the Company for the costs incurred or to purchase any ABthrax doses. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date. Human Genome Sciences undertakes no obligation to update or revise the information contained in this announcement whether as a result of new information, future events or circumstances or otherwise.
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